Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact:	Anita Walker, Macerich, anita.walker@macerich.com, 602.953.6563

Julie Bull, Dillard’s, julie.bull@dillards.com, 501-376-5965

MACERICH AND DILLARD’S UNVEIL FUTURE SHOPPING CENTER DEVELOPMENT

Site Plan and Anchor Announced for Palisene in Northeast Phoenix

SANTA MONICA, Calif., September 18, 2008 - Macerich® (NYSE:MAC) today announced plans for the much anticipated northeast Phoenix future retail development, Palisene, including a one million square foot, retractable roof, enclosed regional shopping center with Dillard’s (NYSE:DDS) signing on as the first of four planned anchors.

Today’s announcement continues the momentum of Macerich’s vision to deliver a market-driven, remarkable retail central hub at the highly desirable northeast Phoenix, Scottsdale Road intersection with an anticipated 2011-2012 shopping center opening. The opportunity to create a nationally known retail address at this site became possible earlier this year after Macerich entered into a partnership with DMB, developers of the adjacent mixed-use development, One Scottsdale, and then in April acquired the land for Palisene from Arizona’s State Land Department.

“We’re making great strides in realizing our vision for this high-profile Scottsdale Road intersection,” said Art Coppola, CEO for Macerich. “Dillard’s commitment is a superb testimonial to this location and the idea of Palisene – a regional shopping center that will perfectly complement One Scottsdale’s luxury retail offerings across the street.”

Palisene will feature a shopping center marked by creativity and innovation. The center’s design includes a potential retractable roof offering shoppers the best of both worlds.  Though Palisene may be built as an enclosed center, the design would allow the desirable attributes of an outdoor center including concrete sidewalks or pavers in the place of tile, plush landscaping on the interior as well as the exterior and store fronts designed as typical street front shops.

The retail portion of the mixed-use Palisene begins with Dillard’s committing as one of four planned anchors at the center. “Aligning with Macerich to deliver Palisene is the prime opportunity for Dillard’s to enter this blossoming northeast Phoenix market,” said Dillard’s Chief Executive Officer, William Dillard, II. “This will be a powerful retail address in Phoenix and a strategic location for Dillard’s to deliver a very strong store.”

Palisene…2

A focus on energetic mixed-uses will be a key feature of the Palisene project, with plans to include unique dining options for this affluent market, world renowned hotels, Class A office and a compelling list of one-of-a-kind amenities.

“The shopping district we are offering retailers at this Scottsdale Road address is unprecedented,” said Coppola. “The Palisene and One Scottsdale vision will be on the map as one of the greatest retail hubs in the west.”

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The company is the sole general partner and owns an 86% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about Macerich can be obtained from the Company’s Web site at www.macerich.com.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers. The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.  More information about Dillard’s, please visit www.dillards.com.

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